EXHIBIT 9

                             VOTING TRUST AGREEMENT

        This VOTING TRUST AGREEMENT is signed on March 31, 1999, among certain shareholders of AUTOMOTIVE TECHNOLOGIES, INC., a Colorado corporation (the "Corporation") whose names and signatures are below (the "Subscribers) and Philip Sergeant and David Rich (the "Trustees")

                                   BACKGROUND

        1. Each of the Subscribers is an owner of shares of the Corporation in the amounts set opposite their respective signatures.

        2. With a view to the safe and competent management of the Corporation in the interests of all of its shareholders, the Subscribers are desirous of creating a trust in the following manner.

         The parties agree as follows:

         1. TRANSFER TO THE TRUSTEES. The Subscribers will indorse in blank and assign and deliver to the Trustees the stock certificates owned by each of them and will do all things necessary for the transfer of their shares to the Trustees on the books of the Corporation.

         2. TRUSTEES TO HOLD SUBJECT TO THIS AGREEMENT. The Trustees will hold the shares transferred to them for the common benefit of the Subscribers subject to the terms of this Agreement and Section 4 of that certain Agreement and Plan of Reorganization ("Exchange Agreement").

         3. NEW CERTIFICATES TO THE TRUSTEES. The Trustees will surrender to the Corporation for cancellation all certificates assigned and delivered to them, and in their place, will procure new certificates to be issued to them as Trustees under this Agreement.

         4. TRUSTEES' CERTIFICATES. The Trustees will issue to each Subscriber a trust certificate for the same number of shares represented by the share certificates transferred to the Trustees. Each trust certificate will: (i) state that it is issued under this Agreement; (ii) set forth the nature and proportional amount of the beneficial interest of the person to whom it is issued; and (iii) be assignable, subject to the terms of Section 9. The Trustees will keep a list of the shares transferred to them, and will also keep a record of all trust certificates issued or transferred on their books. The record will contain the names and addresses of the trust certificate holders and the number of shares represented by each certificate. The list and record will be open at all reasonable times to the inspection of the trust certificate holders. Upon the transfer of any trust certificate on the books of Corporation, the transferee will succeed to all the rights of the transferor, subject to the terms of Section 9.

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         5. TRUSTEES TO VOTE SHARES. It is the duty of the Trustees, and they have full power and authority, and are fully empowered and authorized, to represent the holders of the trust certificates and the shares transferred to the Trustees, and to vote the shares, as in the judgment of both of the Trustees, may be for the best interest of the Corporation, at all meetings of the shareholders of the Corporation, in the election of directors and upon all matters and questions which may be brought before these meetings, as fully as any shareholder might do if personally present. The Trustees agree to take the following action:

         (1) The Board of Directors will be composed of 5 persons including each of the Trustees, and Richard D. Wedel (or his designee). Each director will be elected for a term of not less than 1 year and may serve a staggered term for a period greater than 1 year.

         (2)  If the Corporation fails to successfully complete the following:

              1. Within 60 days from the date of this Agreement, the Corporation must raise an equity contribution of at least $450,000 for working capital;

              2. Within 8 months from the date of this Agreement, the Corporation must raise an additional equity contribution of at least $550,000 for working capital; and

              3. Within 12 months from the date of the Agreement, the Corporation must raise an additional equity contribution of at least $1,000,000 for working capital.

              If any of these conditions are not timely and fully met, then the Trustees will vote to authorize the creation of additional common shares which they will issue to Philip Sergeant and David Rich, in their individual capacities and not as Trustees, for par value in an amount which than allows Messrs. Sergeant and Rich to own 51% of the total authorized, issued and outstanding shares of the Corporation. All other shareholders will be diluted upon this additional share issuance.

              If the Articles of Incorporation and/or Bylaws of the Corporation need to be amended to accomplish the purposes of this Agreement, the Trustees have the power to so vote to amend.

         6. DIVIDENDS. The Trustees will collect and receive any dividends that may accrue upon the shares subject to this Agreement and, subject to deduction as provided in Section 7, will divide any dividends among the trust certificate holders in proportion to the number of shares respectively represented by their trust certificates.

         7. TRUSTEES' INDEMNITY. The Trustees are to be fully indemnified out of the dividends coming to their hands against all costs, charges, expenses, and other liabilities properly incurred by them in the exercise of any power conferred upon them under this Agreement or by law. The


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Subscribers covenant with the Trustees that, if the moneys and securities in their hands are insufficient for that purpose, the Subscribers will, in proportion to the amounts of their respective shares and interests and save harmless and keep indemnified the Trustees of and from all loss or damage which they may sustain or be put to by reason of anything they may lawfully do in the signing of this Agreement.

         8. SALE OF TRUST CERTIFICATES; TRUSTEES' OPTION. If the holder of any trust certificate desires to sell or pledge his or her beneficial interest in the shares represented by a trust certificate, he or she will first give written notice to the Trustees. The Trustees have the right at their option any time within 30 days after the receipt of the notice to purchase the beneficial interest at the book value of the shares represented by the trust certificate at the time of purchase. If the Trustees exercise their option to purchase, they will hold the beneficial interest for the benefit of all the remaining trust certificate holders, including the Trustees, who will, upon 30 days' written notice given by the Trustees before exercising the option, contribute their respective proportionate share of the purchase price in cash paid by the Trustees. If the Trustees do not exercise their option, the holder of the trust certificate has the right to sell the trust certificate to any person and for any price he or she determines.

         9. NEW TRUSTEES. If any Trustee dies, resigns, refuses or becomes unable to act, the other Trustee will appoint another Trustee to fill the vacancy. The person appointed will become vested with all the duties, powers, and authority of the Trustees as if originally named in this Agreement.

         10. CONTINUANCE AND TERMINATION OF TRUST. The trust created continues for 1 year from the date of this Agreement, unless sooner terminated by the vote of 100% of the shares subject of this Agreement by specific resolution adopted at a meeting of the trust certificate holders called by a majority of the certificate holders for that purpose by at least 30 days' written notice mailed to the trust certificate holders at their respective addresses appearing in the records of the Trustees. Upon the termination of the trust, the Trustees will, upon the surrender of the trust certificates by the respective holders, assign and transfer to them the number of shares represented.

         IN WITNESS WHEREOF, the parties have signed this Voting Trust Agreement on the date first set forth.

                                       Shareholders:

                                       /s/ Lance Friedman
                                       ----------------------------------------
                                       International Consolidated Capital
                                       Company, by its President

                                       ----------------------------------------

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                                       /s/ Richard D. Wedel
                                       ----------------------------------------
                                       Wedel Group by its President

                                       /s/ David Rich
                                       ----------------------------------------
                                       David Rich

                                       /s/ Philip Sergeant
                                       ----------------------------------------
                                       Philip Sergeant

                                       Trustees:

                                       /s/ Philip Sergeant
                                       ----------------------------------------
                                           Philip Sergeant

                                       /s/ David Rich
                                       ----------------------------------------
                                           David Rich

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